Exhibit 99.1

News Release

L.B. FOSTER REPORTS FIRST QUARTER OPERATING RESULTS

PITTSBURGH, PA, May 5, 2020 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer and distributor of products and provider of services for transportation and energy infrastructure, today reported its first quarter of 2020 operating results, which included the following performance highlights:

•First quarter of 2020 net loss was $1.9 million, or $0.18 loss per diluted share, a decrease of $0.53 per diluted share from the prior year quarter.

•Net sales for the first quarter of 2020 decreased by $21.7 million, or 14.4%, from the prior year quarter to $128.8 million.

•New orders for the first quarter of 2020 declined by 23.9% from the prior year quarter, contributing to a 5.0% decrease in backlog compared to the prior year quarter. However, backlog increased to $237.7 million as of March 31, 2020 from $230.1 million as of December 31, 2019.

•Gross profit for the first quarter of 2020 was $21.7 million, a decline of 25.7% from the prior year quarter.

•Net cash used in operating activities for the quarter totaled $6.9 million, an improvement of $6.7 million from the prior year quarter.

•Net debt1 (total debt less cash and cash equivalents) increased by $13.8 million from December 31, 2019 to $57.8 million.

Impact of COVID-19
During the month of March, in response to the COVID-19 pandemic, several national, state, provincial, and local state of emergency orders were declared that included significant restrictive measures in the countries and other jurisdictions in which the Company sells, manufactures, and services products and systems. The Company was widely considered an “essential” business per these governmental orders and as such, was allowed to continue operating in the respective jurisdictions. In response, the Company adopted its Pandemic Action Plan, pursuant to which the Company implemented a range of enhanced safety protocols recommended by the U.S. Centers for Disease Control and Prevention and recommendations of applicable non-U.S. governments and authorities to mitigate the spread of the virus while the Company continues operations in various locations. During this time, the Company experienced disruptions in supply chains, customer acceptance of material, and customer willingness to have L.B. Foster employees work on site, as well as general weakness in demand as stay-at-home orders were enacted and global, national, and regional economic slowdowns occurred.

The Company anticipates continued disruption in the second quarter of 2020 as stay-at-home orders have remained in effect in the major markets served. The Company has experienced minimal disruption with its workforce up to this point, and the Company expects to continue to operate under its established pandemic protocols with minimal changes. The second quarter has historically been an important quarter for the Company, as we typically see a ramp-up in orders and backlog as construction projects are planned and started. The Rail Products and Services ("Rail") and Construction Products ("Construction") segments are currently experiencing steady proposal activity and continuation of planned projects. The energy market does not have a favorable outlook, however, and the industry expects significant difficulties in funding ongoing development activity that requires the Company's services. As such, the Company is revising its outlook for the energy market and is forecasting sales to decline significantly year-over-year for its Tubular and Energy Services ("Tubular and Energy") segment.

The Company's strong balance sheet should allow the Company to effectively manage through the current environment and continue to be a leading provider of products and services to the global infrastructure markets. The Company's Adjusted Net Leverage Ratio1 was 1.5x as of March 31, 2020, and the Company had total available funding capacity of over $100.0 million as of March 31, 2020.
1 See "Non-GAAP Disclosures" at the end of this press release for information regarding the following non-GAAP measures used in this release: EBITDA, adjusted EBITDA, net debt, and adjusted net leverage ratio.

CEO Comments
Bob Bauer, President and Chief Executive Officer, commented, "Sales decreased 14% over the prior year given the difficult market conditions. Backlog did increase during the quarter to $238 million. While we are cautiously optimistic that our Rail and Construction segments should only see pockets of weakness, we are taking decisive actions in our Tubular and Energy segment to mitigate the impact of the significant deterioration in demand for crude oil."

Regarding the COVID-19 pandemic, Mr. Bauer stated, "We expect our strong balance sheet to help us effectively deal with the current environment. The precise impact the virus had on our financial results is difficult to quantify. We estimate that sales revenue fell short of our expectations in the range of $10 to $17 million in the first quarter. This includes the impact the virus had on markets that experienced weakness as a result of operating issues, construction delays or inactivity, lower transport volumes, and lack of demand due to inactivity such as in the energy market."

Mr. Bauer further noted, "Our employees did a terrific job adapting to the circumstances, working remotely in some cases, and making adjustments in operations to respect the health and well-being of their co-workers. The Company is extremely proud of our people and the efforts they made for us to continue supplying critical infrastructure support products and services to our customers."

First Quarter Results
•First quarter of 2020 net sales of $128.8 million decreased by $21.7 million, or 14.4%, compared to the prior year quarter. The sales decrease was attributable to decreases in each of our three segments, with the Construction, Tubular and Energy, and Rail segments declining by 22.3%, 21.1%, and 7.3%, respectively, from the prior year quarter. The decline in revenue was primarily driven by the COVID-19 pandemic, including its resulting impact on demand for crude oil, which impacted our served Tubular and Energy segment. The pandemic also led to reduced demand for our friction management consumables and a work stoppage on London's Crossrail project due to stay-at-home orders.

•First quarter of 2020 gross profit of $21.7 million decreased by $7.5 million, or 25.7%, from the prior year quarter. Each of the three segments declined from the prior year quarter, primarily as a result of reduced sales volumes. Consolidated gross profit margin of 16.8% was 260 basis points lower when compared to the prior year quarter. The Tubular and Energy impact on gross profit margin was primarily driven by weakness in sales within test and inspection services as drilling companies continue to reduce drilling activity in the U.S. The Rail segment's decline in gross profit margin was driven by reduced demand for our friction management consumables. Construction segment gross profit margin was negatively impacted by the cost of start-up activity at our new Boise, ID precast concrete product facility.

•Net loss for the first quarter of 2020 was $1.9 million, or $0.18 loss per diluted share, compared to income of $3.7 million, or $0.35 earnings per diluted share, in the prior year quarter.

•First quarter adjusted EBITDA1 (earnings before interest, taxes, depreciation, amortization, and certain charges) was $3.2 million, a decrease of 68.8% compared to the prior year quarter.

•Selling and administrative expenses in the first quarter decreased by $0.6 million, or 2.7%, from the prior year period, primarily driven by a decrease in the use of third-party professional services. Selling and administrative expenses as a percent of net sales increased by 200 basis points from the prior year quarter to 16.6%.

•Net cash used in operating activities for the quarter totaled $6.9 million, compared to $13.5 million in the prior year quarter. The $6.6 million decrease in net operating cash flow use is primarily a result of increased cash provided by trade working capital when compared to the prior year quarter.

•First quarter new orders were $137.1 million, a 23.9% decrease from the prior year quarter, attributable to declines in each of the three segments. The Company historically experiences an increase in March orders leading into elevated activity during the second quarter; however, March 2020 orders were down over 30% when compared to the prior year month and the Company believes this is a result of market conditions resulting from the COVID-19 pandemic.

Test, Inspection, and Threading Services Closure Activity and Precast Concrete Relocation
Since the middle of 2019, the upstream energy markets that the Company serves have deteriorated as prices of oil and natural gas declined due to weakening demand. This deterioration has recently accelerated as a result of the global COVID-19 pandemic and the associated reduction in demand due to reduced travel and movement of goods throughout the world. As U.S. exploration and production companies reduce production and implement spending cuts, demand for much of what the Company does in its Test, Inspection, and Threading Services division of the Tubular and Energy segment has sharply declined and further deterioration is anticipated.

As a result, the Company is taking a number of steps to minimize the unfavorable impact from the anticipated loss in sales volume. The Company announced in the fourth quarter of 2019 the closure of service centers that did not have a path to profitability as they were not in markets expected to recover. During the first quarter of 2020, the Company incurred approximately $0.2 million due to prior year closures of those service centers. During the second quarter and the remainder of 2020, the Company anticipates incurring costs ranging from $5.5 to $7.0 million due to additional closures announced May 4, 2020. Actions along this line are continuously being evaluated and additional service centers may be shut down. This division is currently operating at a loss, and it is the Company's goal is to bring this operation's results to as close to break-even as possible under these very difficult market conditions.

During the fourth quarter of 2019, the Company announced and commenced its plan to close the Construction segment's Precast Concrete Products facility in Spokane, WA and relocate this operation to Boise, ID. This relocation, which was completed during the first quarter of 2020, was part of an initiative focusing on regional growth opportunities and logistical savings associated with a more centralized location closer to the Company’s existing and prospective customer base. During the first quarter of 2020, the Company incurred approximately $0.7 million related to closure costs at the Spokane location and start-up costs at the Boise facility. Additionally, sales were negatively impacted as the facility was non-operational during a portion of the first quarter. The Company does not anticipate any further costs associated with this relocation, and expects to achieve full operational efficiency by the third quarter of 2020.

L.B. Foster Company will conduct a conference call and webcast to discuss its first quarter 2020 operating results and fourth quarter and full year outlook on Tuesday, May 5, 2020 at 5:00 pm ET. The call will be hosted by Mr. Robert Bauer, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. The conference call can also be accessed by dialing 877-407-0784 (U.S. & Canada) or 201-689-8560 (International).

About L.B. Foster Company
L.B. Foster Company (the "Company") is a leading manufacturer and distributor of products and provider of services for transportation and energy infrastructure with locations in North America and Europe. For more information, please visit www.lbfoster.com.
This release may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements provide management's current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this earnings release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, the Company's expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: the COVID-19 pandemic, and any future global health crises, and the related social, regulatory, and economic impact and the response thereto by the Company, our employees, our customers, and national, state, or local governments; a continued deterioration in the prices of oil and natural gas and the related impact on the upstream and midstream energy markets; a resumption of the economic slowdown we experienced in previous years in the markets we serve, whether as a result of the current COVID-19 pandemic, the deterioration in the prices of oil and gas, or otherwise; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a continuing decrease in freight or transit rail traffic, including as a result of the COVID-19 pandemic; environmental matters, including any costs associated with any remediation and monitoring; the risk of doing business in international markets; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses and realize anticipated benefits; costs of and impacts associated with shareholder activism; the timeliness and availability of materials from our major suppliers, including as a result of the COVID-19 pandemic, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; cyber-security risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, a failure of which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation; the continuing effective implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, and reforms regarding the use of LIBOR as a benchmark for establishing applicable interest rates; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact these amounts; foreign currency fluctuations; inflation; domestic and foreign government regulations, including tariffs; economic conditions and regulatory changes caused by the United Kingdom’s exit from the European Union in January 2020; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the loss of future revenues from current customers; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2019, or as updated and amended by our other periodic filings with the Securities and Exchange Commission.
Investor Relations:
Stephanie Listwak
(412) 928-3417
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,
	2020	2019

	(Unaudited)
Sales of goods	$96,885	$113,083
Sales of services	31,890	37,386
Total net sales	128,775	150,469
Cost of goods sold	80,826	92,331
Cost of services sold	26,292	28,976
Total cost of sales	107,118	121,307
Gross profit	21,657	29,162
Selling and administrative expenses	21,325	21,917
Amortization expense	1,463	1,712
Interest expense - net	817	1,355
Other expense (income) - net	746	(150)
(Loss) income before income taxes	(2,694)	4,328
Income tax (benefit) expense	(828)	638
Net (loss) income	$(1,866)	$3,690
Basic (loss) earnings per common share	$(0.18)	$0.36
Diluted (loss) earnings per common share	$(0.18)	$0.35
Average number of common shares outstanding - Basic	10,478	10,384
Average number of common shares outstanding - Diluted	10,478	10,447

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,418	$14,178
Accounts receivable - net	78,160	78,575
Inventories - net	113,531	119,301
Other current assets	9,060	4,610
Total current assets	207,169	216,664
Property, plant, and equipment - net	82,942	82,314
Operating lease right-of-use assets - net	18,275	13,274
Other assets:
Goodwill	18,987	19,565
Other intangibles - net	41,616	43,514
Deferred tax assets	28,930	28,638
Other assets	1,156	1,202
TOTAL ASSETS	$399,075	$405,171
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$63,874	$66,361
Deferred revenue	10,629	8,446
Accrued payroll and employee benefits	7,861	14,096
Current portion of accrued settlement	8,000	8,000
Current maturities of long-term debt	2,731	2,905
Other accrued liabilities	14,386	16,936
Total current liabilities	107,481	116,744
Long-term debt	61,456	55,288
Deferred tax liabilities	4,657	4,751
Long-term portion of accrued settlement	32,000	32,000
Long-term operating lease liabilities	15,048	10,268
Other long-term liabilities	15,927	16,258
Stockholders' equity:
Common stock	111	111
Paid-in capital	44,328	49,204
Retained earnings	155,659	157,525
Treasury stock	(12,896)	(16,795)
Accumulated other comprehensive loss	(24,696)	(20,183)
Total stockholders’ equity	162,506	169,862
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$399,075	$405,171

Non-GAAP Disclosures

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, net debt, and adjusted net leverage ratio, which are non-GAAP financial measures. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA enhances investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in its financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA includes certain adjustments to EBITDA that the Company believes are unusual, non-recurring, unpredictable, or non-cash. In 2020 and 2019, the Company made adjustments to exclude the impact of the site relocation and closure costs. In 2019 the Company made adjustments to exclude the impact of the U.S. pension settlement expense. The Company views net debt, which is total debt less cash and cash equivalents, and the adjusted net leverage ratio as important metrics of the operational and financial health of the organization and are useful to investors as indicators of our ability to incur additional debt and to service our existing debt.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA, adjusted EBITDA, net debt, and adjusted net leverage ratio are presented below (in thousands, except ratio):

	Three Months Ended March 31,		Trailing Twelve Months Ended
	2020	2019	March 31, 2020

	(Unaudited)
EBITDA Reconciliation
Net (loss) income, as reported	$(1,866)	$3,690	$37,012
Interest expense - net	817	1,355	4,382
Income tax (benefit) expense	(828)	638	(26,637)
Depreciation expense	2,707	2,772	10,989
Amortization expense	1,463	1,712	6,328
Total EBITDA	$2,293	$10,167	$32,074
Relocation and closure costs	881	—	4,365
U.S. pension settlement expense	—	—	2,210
Adjusted EBITDA	$3,174	$10,167	$38,649

	March 31, 2020	December 31, 2019

	(Unaudited)
Net Debt Reconciliation
Total debt	$64,187	$58,193
Less cash and cash equivalents	(6,418)	(14,178)
Net debt	$57,769	$44,015

March 31, 2020

(Unaudited)
Adjusted Net Leverage Ratio Reconciliation
Net debt	$57,769
Trailing twelve month adjusted EBITDA	38,649
Adjusted net leverage ratio	1.5x